FORM 12b-25

                                                    SEC FILE NUMBER
                                                           1-5039

                                                      CUSIP NUMBER
                                                       948849 10 4

                                    UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.  20549


(Check one): X Form 10-K  Form 20-F   Form 11-K  Form 10-Q   Form N-SAR

For the period ended:  December 28, 1996

[   ] Transition Report on Form 10-K
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR

For the Transition Period Ended:_____________________________________

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
_____________________________________________________________________

PART I - REGISTRANT INFORMATION

WEIS MARKETS, INC.
Full Name of Registrant:


Former Name if Applicable

1000 South Second Street
Address of Principal Executive Office (Street and Number)

Sunbury, PA 17801-0471
City, State and Zip Code


PART II  -  Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropiate)
     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report , semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be
    X filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

The 8-K filed on March 27, 1996 informed the Securities and Exchange Commision that the 10-K for the year ended December 30,1995 had been filed and there were no disagreements or reportable events with KPMG Peat Marwick, LLP on any matter described in Item 304 (a) (1) (iv) and (v) of Regulation S-K during the two most recent fiscal years. As of the filing of the Form 10-K, the audit relationship between KPMG and the Registrant was concluded.

The opinion for years ended December 30, 1995, and December 31, 1994 from KPMG Peat Marwick, LLP provided for the 1996 Annual Report was erroneously omitted from the 10-K for the period ending December 28, 1996


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     William R. Mills	         717            	286-4571
         (Name)               (Area Code)            (Telephone Number)
(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
     If answer no identify report(s).                   _X_ Yes     ___ No
______________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations form the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion
     thereof?                                  ___ Yes     _X_ No



If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
______________________________________________________________________________

                        	WEIS MARKETS, INC.
        	(Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date


By
		William R. Mills
		Vice President Finance, Secretary
		and Director